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FOR IMMEDIATE RELEASE

CONTACT: Debbie Koopman
         (630) 769-2596
         Debbie_Koopman@spgl.com


              The Spiegel Group Files Independent Examiner's Report

DOWNERS GROVE, Ill. - September 12, 2003 - The Spiegel Group (Spiegel, Inc.) today announced that the Independent Examiner appointed by the U.S. District Court in Chicago (the Court) has submitted his report to the Court and other parties. In March, the company entered into a Consent and Stipulation with the Securities and Exchange Commission (SEC) resolving, in part, claims asserted in the action brought against the company by the SEC. As part of the terms of the Consent and Stipulation, the company consented to the appointment of an independent examiner by the Court to review its financial records since January 1, 2000, and to provide a report to the Court and other parties regarding its financial condition and financial accounting. The company plans to voluntarily file the report with the SEC on Form 8-K today.
         The company stated that it remains committed to cooperating fully with the SEC in its investigation of the company's compliance with federal securities laws. The company is not commenting on the investigation or the content of the Independent Examiner's report.
         The Spiegel Group is a leading international specialty retailer marketing fashionable apparel and home furnishings to customers through catalogs, specialty retail and outlet stores, and e-commerce sites, including eddiebauer.com, newport-news.com and spiegel.com. The Spiegel Group's businesses include Eddie Bauer, Newport News and Spiegel Catalog. Investor relations information is available on The Spiegel Group Web site at http://www.thespiegelgroup.com.

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